Exhibit 10.28

2012 INDUCEMENT EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD

THIS AWARD (“Award”) is made as of July         , 2012 (“Grant Date”), by Gramercy Property Trust Inc., a Maryland corporation (the “Company”), to              (“Grantee”).

WHEREAS, this Award is being made to Grantee pursuant to that certain Employment and Noncompetition Agreement, dated as of June        , 2012, by and between the Company and Grantee (the “Employment Agreement”) in connection with the hiring of Grantee and is intended to constitute an employment inducement award pursuant to Section 303A.08 of the New York Stock Exchange Listed Company Manual;

WHEREAS, the Company maintains the 2012 Inducement Equity Incentive Plan (as amended from time to time, the “Plan”) (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Plan);

WHEREAS, Grantee is an employee of the Company; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has determined that it is in the best interests of the Company and its shareholders to grant restricted stock to Grantee subject to the terms and conditions set forth below.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.          Grant of Restricted Stock. The Company hereby grants Grantee         restricted shares of Common Stock of the Company (the “Restricted Stock”). The Restricted Stock is subject to the terms and conditions of this Award and is also subject to the provisions of the Plan.

2.          Restrictions and Conditions. The Restricted Stock shall be subject to the following restrictions and conditions:

(a)          The period of forfeiture with respect to the Restricted Stock (the “Restriction Period”) shall begin on the date hereof and shall end with respect to (i)           shares of Common Stock of the Company on June          , 2013, (ii)              shares of Common Stock of the Company on June      , 2014, (iii)          shares of Common Stock of the Company on June        , 2015, (iv)             shares of Common Stock of the Company on June         , 2016, and (v) the remaining                shares of Common Stock of the Company on June         , 2017. Subject to the provisions of the Plan and this Award, during the Restriction Period, except as may otherwise be permitted by the Committee (after consideration of, among other things, any applicable securities and tax considerations) in connection with Grantee’s trust or estate planning, Grantee shall not be permitted voluntarily or involuntarily to assign, transfer, or otherwise encumber or dispose of shares of Restricted Stock awarded under the Plan.

(b)          The rules governing the vesting of the Restricted Stock on and after Grantee’s termination of service from the Company, and accelerated vesting of the Restricted Stock, as well as the rules governing forfeiture of the Restricted Stock (all of the foregoing, collectively, the “Applicable Rules”), shall be subject to the provisions of the Employment Agreement and any other agreement in effect from time to time between Grantee and the Company (or any affiliate of the Company) that would supplement or otherwise alter the Applicable Rules.

(c)          Notwithstanding anything in the Plan to the contrary, Grantee shall be entitled to receive any cash dividends on any shares of Restricted Stock (whether or not then subject to restrictions) which have not been forfeited.

3.          Miscellaneous.

(a)          Amendments. This Award may be amended or modified only with the consent of the Company; provided that any amendment or modification which adversely affects Grantee must be consented to by Grantee to be effective as against him.

(b)          Incorporation of Plan. The provisions of the Plan are hereby incorporated by reference as if set forth herein. If and to the extent that any provision contained in this Award is inconsistent with the Plan, this Award shall govern.

(c)          Entire Agreement. This Award contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, except as set forth in Section 2(b) above.

(d)          Rules and Regulations. The Committee may make such rules and regulations and establish such procedures for the administration of this Award as it deems appropriate. Without limiting the generality of the foregoing, the Committee may interpret this Award, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that the Committee’s interpretation shall not be entitled to deference on and after a Change-in-Control except to the extent that such interpretations are made exclusively by members of the Committee who are individuals who served as Committee members before the Change-in-Control. In the event of any dispute or disagreement as to the interpretation of this Award or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to this Award, the decision of the Committee shall be final and binding upon all persons.

(e)          Severability. In the event that one or more of the provisions of this Award may be invalidated for any reason by a court, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

(f)          Governing Law. This Award is made under, and will be construed in accordance with, the laws of the State of New York, without giving effect to the principle of conflict of laws of such State.

(g)          No Obligation to Continue Position as an Officer or to Employ. Neither the Company nor any affiliate is obligated by or as a result of this Award to continue to have Grantee as an officer or to employ Grantee and this Award shall not interfere in any way with the right of the Company or any affiliate to terminate Grantee as an officer or employee at any time.

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(h)          No Waiver. The failure of Grantee or the Company to insist upon strict compliance with any provision of this Award or the Plan, or to assert any right Grantee or the Company, respectively, may have under this Award or the Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Award or the Plan.

(i)          Notices. Notices hereunder shall be in writing, and shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

(j)          Withholding and Taxes. No later than the date as of which an amount first becomes includible in the gross income of Grantee for income tax purposes or subject to Federal Insurance Contributions Act withholding with respect to the Award, Grantee will pay to the Company or, if appropriate, any of its affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Award will be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to Grantee.

(k)          Successors and Assigns. This Award shall be binding upon the Company’s successors and assigns, whether or not this Award is expressly assumed.

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IN WITNESS WHEREOF, the undersigned have caused this Award to be executed as of the date first set forth above.

GRAMERCY PROPERTY TRUST INC.

By:
Name:
Title:

GRANTEE

Name:

[Signature Page to Restricted Stock Award]